EIGHTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Eighth Amendment to Employment Agreement (“the Amendment”) is effective January 1, 2016 by and between MONMOUTH REAL ESTATE INVESTMENT CORPORATION, a Maryland corporation (the “Company”), and EUGENE W. LANDY, an individual (the “Employee”).

WITNESSETH:

WHEREAS, in accordance with the recommendations of the Company’s Compensation Committee, it was determined to amend the current compensation agreement of the Employee.

NOW, THEREFORE, the following amendment is hereby added to the Employment Agreement dated December 9, 1994, as amended by the Amendment to Employment Agreement dated June 26, 1997, the Second Amendment to Employment Agreement dated November 5, 2003, the Third Amendment to Employment Agreement dated April 1, 2008, the Fourth Amendment to Employment Agreement dated July 1, 2010, the Fifth Amendment to Employment Agreement dated April 25, 2013, the Sixth Amendment to Employment Agreement dated December 20, 2013, and the Seventh Amendment to Employment Agreement dated December 18, 2014 by and between the Company and the Employee (collectively, “the Agreement”).

1.	Employee’s base salary shall be increased by 5% from $410,000.00 to $430,500.00.

The Agreement is unchanged in all other respects.

IN WITNESS WHEREOF, the Company has by its appropriate officers signed and affixed its seal and Employee has signed and sealed this Agreement.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By: /s/ Steven Wolgin

STEVEN WOLGIN

Chairperson, Compensation Committee

By: /s/ Eugene W. Landy

EUGENE W. LANDY

Employee

Dated: January 12, 2016